SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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JDA SOFTWARE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2007

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of JDA Software Group, Inc. will be held on Monday, May 14, 2007, at 10:00 a.m., Scottsdale, Arizona time, at the JDA Software Group, Inc. World Headquarters, 14400 North 87th Street, Scottsdale, Arizona 85260, for the following purposes:

1.	To elect two Class II directors to serve a three-year term on our Board of Directors;

2.	To approve an amendment to our 2005 Performance Incentive Plan;

3.	To ratify the appointment of our independent public accountants for the year ending December 31, 2007; and

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the 2007 Annual Meeting of Stockholders and any adjournments or postponements thereof. For ten days prior to the meeting a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, during ordinary business hours at our principal offices located at 14400 North 87th Street, Scottsdale, Arizona 85260. A stockholder may only vote at the meeting if the holder is present in person or represented by proxy. A copy of our 2006 Annual Report on Form 10-K, which includes audited financial statements, is enclosed. Management cordially invites you to attend the 2007 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Kristen L. Magnuson
Secretary

Scottsdale, Arizona
April 13, 2007

IMPORTANT: STOCKHOLDERS ARE REQUESTED TO COMPLETE,
SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE
IS PROVIDED FOR MAILING IN THE UNITED STATES.

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

Proxy Statement
for
Annual Meeting of Stockholders
To Be Held on May 14, 2007

Solicitation and Voting of Proxies

The accompanying proxy is solicited by the Board of Directors (the “Board or Directors” or the “Board”) of JDA Software Group, Inc., a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders to be held on Monday, May 14, 2007, at 10:00 a.m., Scottsdale, Arizona time (the “Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the Annual Report to Stockholders for the year ended December 31, 2006, were first mailed on or about April 13, 2007, to stockholders of record at the close of business on March 30, 2007 (the “Record Date”). We had 29,517,867 shares of common stock outstanding, par value $.01 per share (“Common Stock”), as of the close of business on the Record Date and 50,000 shares of Series B Convertible Preferred stock (“Convertible Preferred Stock”), par value $.01 per share, convertible into 3,603,603 shares of our common stock, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Only stockholders of record on the Record Date will be entitled to vote at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. The holders of a majority of the issued and outstanding Common Stock and Convertible Preferred Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes are counted in determining whether there is a quorum.

Voting Securities and Voting of Proxies.  Each stockholder is entitled to one (1) vote per share held by such stockholder on the proposals presented in this Proxy Statement, as well as on all other matters that may be properly considered at the Annual Meeting. All valid proxies received prior to the Annual Meeting will be voted in accordance with the specifications or directions indicated on the proxy. A stockholder giving the enclosed proxy has the power to revoke the proxy at any time prior to the time the proxy is voted, by either (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to our Corporate Secretary at 14400 North 87th Street, Scottsdale, Arizona 85260. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted for any purpose in determining whether a matter has been approved.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans and adoption of new stock plans.

Solicitation of Proxies.  We may retain an outside firm to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons, and will reimburse them for their reasonable, out-of-pocket costs. We will bear the cost of soliciting proxies which is not expected to exceed $30,000.

PROPOSAL 1

ELECTION OF DIRECTORS

We have a classified Board of Directors which currently consists of one Class I Director (J. Michael Gullard), two Class II Directors (Douglas G. Marlin and Jock Patton), and two Class III Directors (James D. Armstrong and Orlando Bravo), who will serve until the annual meetings of stockholders to be held in 2009, 2007 and 2008, respectively, and until their respective successors are duly elected and qualified. Each Class of Directors is elected for a term of three years to succeed those Directors whose terms expire on the annual meeting dates. The number of Directors is currently set at five.

The term of the Class II Directors will expire on the date of the 2007 Annual Meeting of Stockholders. Accordingly, two individuals will be elected to serve as Class II Directors of the Board of Directors at the 2007 Annual Meeting of Stockholders. Our nominees for election by the stockholders to these positions are Douglas G. Marlin and Jock Patton, the current Class II members of the Board of Directors. If elected, the nominees will serve as Directors until our annual meeting of stockholders in 2010, and until their respective successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the two nominees for Class II Director receiving the highest number of votes will be elected as the Class II Directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF MR. MARLIN AND MR. PATTON AS CLASS II DIRECTORS.

Information Concerning Directors

The names, ages, terms, positions, offices held, and business experience of our current Directors as of March 30, 2007, including the Class II nominees to be elected at this meeting, is set forth below:

				Term
Name	Age	Title	Class	Expires

James D. Armstrong	56	Chairman	III	2008
Orlando Bravo(1)	36	Director	III	2008
J. Michael Gullard(1)	62	Director	I	2009
Douglas G. Marlin(1)	59	Director	II	2007
Jock Patton(1)	61	Director	II	2007

(1)	Member of the Audit Committee, Compensation Committee and the Nominating and Governance Committee

James D. Armstrong has been a Director since co-founding our Company in 1985 and currently serves as Chairman of the Board. Mr. Armstrong also served as Co-Chairman of the Board from January 1999 to August 2000. Mr. Armstrong served as our Chief Executive Officer from July 1999 to July 2003, as Co-Chief Executive Officer from January 1999 to July 1999, and as Chief Executive Officer from 1985 to October 1997. Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong is a director of Omnilink Systems, Inc., a privately-held high-tech company that provides Vital Status Services tracking via GPS, cellular triangulation, RFID and situation-specific sensor devices. Mr. Armstrong also serves as a Trustee for the Arizona State University Foundation. Mr. Armstrong studied engineering at Ryerson Polytechnic Institute in Toronto, Ontario.

Orlando Bravo has been a Director since July 2006 and was appointed to the Board in connection with the issuance of the Convertible Preferred Stock to funds affiliated with Thoma Cressey Bravo (“TCB” and formerly known as Thoma Cressey Equity Partners), a private equity investment firm. Mr. Bravo is a Managing Partner at

TCB and has been at the firm since its formation in 1998. Mr. Bravo is responsible for TCB’s software investments. Over the past four years, Mr. Bravo has led or co-led the buyout of seven software companies with an aggregate enterprise value of over $2 billion and closed 17 add-on acquisitions with an aggregate enterprise value of $1 billion. Mr. Bravo also serves as a director of several software companies in which TCB holds an investment including Activant Solutions, Inc., a provider of business management solutions for small and medium-sized retail and wholesale distribution businesses, Datatel, Inc., a provider of information management software and services to higher education institutions and Made2Manage Systems, a provider of enterprise software for small and midsized manufacturers and of customer relationship management. Mr. Bravo previously served as Chairman of Prophet 21, Inc., a provider of enterprise software solutions and services to the durable goods industry and as a director of VECTORsgi, a provider of financial transaction processing solutions to financial institutions prior to the sale of those companies by TCB. Prior to joining TCB, Mr. Bravo worked in the New York-based Mergers and Acquisitions group of Morgan Stanley & Co. Mr. Bravo attended Brown University where he received Bachelor of Arts degrees in Economics and Political Science, Stanford University where he received a Master of Business Administration degree from the Graduate School of Business and a Juris Doctorate from the Stanford Law School.

J. Michael Gullard has been a Director since January 1999. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies since 1984. Mr. Gullard also serves as a director and President of Celeritek Windup Corporation, a publicly-held company that is in the process of liquidating its assets and distributing cash to its shareholders, as Chairman of the Board and Audit Committee of DynTek, Inc., a publicly-held company that provides professional technology services to government, education and mid-market commercial customers, and as a director and Chairman of the Audit Committee of Alliance Semiconductor Corporation, a publicly-held corporation that provides semiconductor products for the communications, computing, consumer and industrial markets. Mr. Gullard previously served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.) from 1996 to 2004, a former publicly-held corporation headquartered in England with extensive operations in the United States that specialized in change management software tools and merged with Serena Software, Inc. in 2004, as Chairman of NetSolve, Incorporated from 1992 to 2004, a former publicly-held corporation that provides IT infrastructure management services on an out-sourced basis that was sold to Cisco Corporation in 2004, as Chief Executive Officer and Chief Financial Officer of Telecommunications Technology, Inc. from 1979 to 1984, and held a variety of financial and operational management positions at Intel Corporation from 1972 to 1979. Mr. Gullard currently serves as Chairman of Mainsoft Corp., a private company and has formerly served as a Director of other technology companies. Mr. Gullard attended Stanford University where he received a Bachelor of Arts Degree in Economics and a Master of Business Administration Degree from the Graduate School of Business.

Douglas G. Marlin has been a Director since May 31, 2001. Mr. Marlin served as President and principal owner of Marlin Ventures, Inc., a Canadian-based consulting firm, from 1997 to 2000. From 1987 to 1996, Mr. Marlin served as President of JDA Software Services, Ltd., and from 1981 to 1987 as its Vice President. Prior to that, Mr. Marlin served in a variety of technical and development positions with IBM from 1973 to 1981. Mr. Marlin currently serves on the Board of Directors of Zed I Solutions, a Canadian technology company that develops hardware and software for real time industrial process monitoring, and Aero-Mechanical Services Ltd, a Canadian technology company providing Internet-based aircraft monitoring services. Mr. Marlin attended the University of Calgary where he received a Bachelor of Science Degree in Mathematics.

Jock Patton has been a Director since January 26, 1999. Mr. Patton is a private investor and is Chairman of the ING Funds Unified Board which oversees over $60 billion mutual fund assets. He is also Chairman of Swift Transportation Company, the leading full truckload carrier in the United States and a director of Janus Capital Group, Inc. Mr. Patton previously served as Chief Executive Officer of Rainbow Multimedia Group, Inc., a producer of digital entertainment, from 1999 to 2001. From 1992 to 1997, Mr. Patton served as a Director and President of StockVal, Inc., an SEC registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. Prior to 1992, Mr. Patton was a Partner and Director in the law firm of Streich Lang where he founded and headed the Corporate/Securities Practice Group. Mr. Patton has previously served on the Board of Directors of various public and private companies, including America West Airlines, Inc. Mr. Patton holds an Artium Baccalaureatus Degree in Political Science and Juris Doctorate, both from the University of California.

William C. Keiper resigned from the Board and all its committees effective August 18, 2006 for personal reasons and not as a result of any disagreement with the Company. Mr. Keiper served as a Director for eight years. Mr. Keiper was an “independent” director (as that term is currently defined in the rules adopted by the Securities and Exchange Commission (“SEC”) and the NASDAQ National Market (“NASDAQ”)), a member of the Audit Committee, and was designated as an Audit Committee financial expert, as defined in the rules of the SEC, at the time of his resignation.

CORPORATE GOVERNANCE

Our Board has adopted the JDA Software Group, Inc. Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance initiatives and cover topics including, without limitation, the roles of the Board and management, adoption of a code for business conduct and ethics, the process for selecting qualified director candidates, guidelines for director independence and compensation, oversight in the evaluation of the Board and each committee of the Board, and policies for communications between stockholders and directors. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending any changes to the Board.

Director Independence

In the Guidelines, the Board has adopted guidelines for director independence. These guidelines conform to, or are more exacting than, the independence requirements adopted by the SEC and the NASDAQ. NASDAQ rules require that the majority of our Board be comprised of “independent” directors. The Board has determined that each of Messrs. Bravo, Gullard, Marlin and Patton are “independent” directors.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for all employees, officers and directors, which meets the NASDAQ rules and the requirements of Item 406 of the SEC’s Regulation S-K and provides for prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Our Code of Ethics was filed with the SEC as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2003. A copy of our Code of Ethics may be obtained free of charge from our corporate secretary at 14400 North 87th Street, Scottsdale, AZ 85260-3657.

Our Code of Ethics generally prohibits conflicts of interest and related party transactions unless approved by the Audit Committee. Any transaction proposed between the Company and a related party must be submitted to the Audit Committee for review. Employees are encouraged to contact a manager or a member of our Compliance Team if they become aware of a conflict or potential conflict. Employees that become involved in a situation that gives rise to an actual conflict must inform their manager or a member of the Compliance Team of the conflict.

Our Audit Committee also adopted procedures in January 2004 for the receipt and retention of confidential, anonymous complaints made by our employees concerning accounting, auditing, financial reporting and internal controls, generally referred to as a “whistle-blowing policy,” as required by the Sarbanes-Oxley Act of 2002 and the SEC. A revised “whistle-blowing policy” was adopted by our Audit Committee in October 2005 and filed with the SEC on a Form 8-K on November 3, 2005.

Communications between Stockholders and Directors

Stockholders may communicate with any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Chairman of the Board
or Board of Directors
c/o Corporate Secretary
14400 North 87th Street
Scottsdale, AZ 85260-3657
Fax: (480) 308-3001
Email Address: corpsec@jda.com

The communications will be transmitted to the identified director(s) as soon as practicable, unless our corporate secretary in consultation with our general counsel determines there are safety or security concerns that mitigate against further transmission of the communication. The Board or identified director(s) shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders but encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last Annual Meeting, which was held on May 15, 2006, two of the five directors then in office attended.

Meetings of the Board

During the year ended December 31, 2006, the Board of Directors held fourteen meetings and took other action from time to time by written consent. Each Director attended all full meetings of the Board of Directors and meetings of the committees on which he served during 2006, except Mr. Keiper was absent from one special telephonic Board of Directors meeting and from both days of a two-day Board of Directors meeting and Mr. Bravo was absent from one day of a two-day Board of Directors meeting and from special telephonic meetings of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee all held on the same day. As Mr. Bravo did not join the Board until July 2006 in connection with the Manugistics acquisition and was absent from the meetings described above, Mr. Bravo did not attend 75% of the aggregate number of meetings of the Board and Committees on which he served during the period he was a director in 2006.

Committees of our Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and the Nominating and Governance Committee. Each committee is comprised entirely of “independent” directors.

Audit Committee.  The Audit Committee meets at least quarterly with management and our independent registered public accounting firm to review and approve operating results, financial statements and earnings releases. The primary duties and responsibilities of the Audit Committee are to:

(1)	retain the independent auditor, evaluate their independence, qualifications and performance, and to approve the terms of engagement for audit and non-audit services;

(2)	review with management and the independent auditor, as appropriate, our accounting policies, financial controls, financial reports and other financial information provided by us to any governmental body or the public;

(3)	review our compliance with legal and regulatory requirements;

(4)	regularly communicate with the independent auditor and financial and senior management and regularly report to the Board;

(5)	establish and observe complaint procedures regarding accounting, internal accounting controls and auditing matters;

(6)	prepare the report required by the SEC to be included in our Proxy Statement; and

(7)	perform other duties and responsibilities as may be set forth in its charter.

The members of the Audit Committee are Mr. Bravo, Mr. Gullard, Mr. Marlin and Mr. Patton. Mr. Keiper served as a member of the Audit Committee prior to his resignation. Each member of the Audit Committee is independent for purposes of the NASDAQ rules as they apply to audit committee members. Mr. Gullard and Mr. Patton have been designated as Audit Committee financial experts, as defined in the rules of the SEC. Mr. Keiper was also designated as an Audit Committee financial expert prior to his resignation. The Audit Committee held five meetings during the year ended December 31, 2006. For additional information concerning the Audit Committee and its charter, see “Report of the Audit Committee.”

Compensation Committee.  The Compensation Committee reviews all components of compensation of our chief executive officer and directors for consistency with the Company’s compensation philosophy. Consistent with NASDAQ rules, the Compensation Committee is charged with the responsibility of determining the compensation of Hamish N. Brewer, the Company’s Chief Executive Officer, and all other executive officers, including reviewing and approving salary, incentive and equity awards, employment, severance and change of control agreements and other special and supplemental benefits. The Compensation Committee also approves the Compensation Discussion & Analysis for inclusion in the proxy statement. See “Compensation Discussion and Analysis.” For a discussion on the role of executive officers in determining or recommending the amount or form of executive compensation and the committee’s use of consultants, see “Compensation Discussion and Analysis.” The Compensation Committee performs such other duties and responsibilities as may be set forth in its charter approved by the Board of Directors.

The members of the Compensation Committee are Mr. Bravo, Mr. Gullard, Mr. Marlin and Mr. Patton, each of whom is independent as defined in the NASDAQ rules. The Compensation Committee held three special telephonic meeting during the year ended December 31, 2006 and took other action in a written consent. Mr. Armstrong, who is not a member of the Compensation Committee, attended and participated as an invitee at the special telephonic meetings of the Compensation Committee. No member of management was present at any Compensation Committee meeting during the year ended December 31, 2006, except for Mr. Brewer who was present for the purposes of setting our executive officer compensation but not for setting his compensation. The Compensation Committee’s charter was amended by the Board on January 22, 2004 to reflect the new NASDAQ rules. The current form of the Charter of the Compensation Committee, as amended, was included as Appendix C to our proxy filed on March 30, 2004. For additional information concerning the Compensation Committee, see “Executive Compensation” and “Compensation Committee Interlocks and Insider Participation.”

Nominating and Governance Committee.  The Nominating and Governance Committee (“Governance Committee”) acts pursuant to its charter, which was amended in January 2004 to reflect changes in the NASDAQ rules. The current form of the Charter of the Governance Committee was included as Appendix A to our proxy filed on March 30, 2004. The Governance Committee is charged with:

(1)	identifying individuals qualified to become Board members;

(2)	selecting, or recommending to the Board, director nominees for each election of directors;

(3)	developing and recommending to the Board criteria for selecting qualified director candidates; (4) considering committee member qualifications, appointment and removal;

(5)	recommending corporate governance principles applicable to the Company; and

(6)	providing oversight in the evaluation of the Board and each committee of the Board.

The members of the Governance Committee are Mr. Bravo, Mr. Gullard, Mr. Marlin and Mr. Patton, each of whom is independent as defined in the NASDAQ rules. The Governance Committee met twice during the year ended December 31, 2006. After reviewing its director qualification criteria, the Governance Committee, in conformance with NASDAQ rules, recommended that Mr. Marlin and Mr. Patton stand for re-election as Class II Directors of the Board at the 2007 Annual Meeting of Stockholders.

Director Nominations

Director Qualifications.  Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. The Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, personal and professional ethics, integrity and values, long-term commitment to representing the best interests of our stockholders and inquisitive and objective perspective and mature judgment. Additionally, director candidates must have sufficient time available to perform all Board and committee responsibilities. Consistent with its charter, the Governance Committee evaluates and recommends to the Board, director nominees for each election of directors. When reviewing potential director candidates, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees in relation to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee may also consider from time to time, such other factors as it may deem to be in the best interests of the Company and its stockholders. Other than considering the factors listed above, we have no stated minimum criteria for director nominees. The Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the NASDAQ rules.

Process for Identifying and Evaluating Candidates for Election to the Board.  The Governance Committee reviews the qualifications and backgrounds of the current directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors to be nominated for election at the annual meeting of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews such directors against the criteria set forth above in determining whether to recommend these directors for re-election. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act of 2002, and SEC and NASDAQ rules, and the level of the candidate’s financial expertise. Candidates for nomination as director come to the attention of the Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Governance Committee at any point during the year. All director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process, and the evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Stockholder Nominations.  We have a formal policy that has been adopted by the Board, regarding director nominations, which provides that nominations of candidates for election as directors may be made by the Board or by stockholders. The Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder provided that the recommendations are made in accordance with the procedures described in this proxy statement and conform to the deadline specified in our bylaws. In order to be evaluated in connection with the Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260 no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Facsimile or other forms of electronic submissions will not be accepted. In order to be included in our 2008 proxy material, stockholder nominations must be submitted after the 2007 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 11, 2007. Facsimile or other forms of electronic submissions will not be accepted.

Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director;

•	the name and address, as they appear on the Company’s books, of the stockholder making the nomination; and

•	the stockholder’s relationship to or affiliation with the director candidate, if any.

Evaluation of any stockholder recommendations is the responsibility of the Governance Committee under its charter. In the event of any stockholder recommendations, the Governance Committee would evaluate the person recommended in the same manner as other persons considered by the Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2007 by (i) each of our Directors, (ii) each of the named executive officers listed in the Summary Compensation Table (together the “Named Executive Officers”), (iii) all other persons that we know beneficially own more than 5% of our outstanding Common Stock, and (iv) all of our directors and executive officers as a group.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner	Owned(1)	of Class(2)

James D. Armstrong(3)	1,953,002	6.6%
Orlando Bravo(4)	—	*
J. Michael Gullard(5)	39,000	*
Douglas G. Marlin(6)	75,950	*
Jock Patton(7)	51,980	*
Hamish N. Brewer(8)	738,847	2.5%
Kristen L. Magnuson(9)	523,325	1.8%
Christopher J. Koziol(10)	41,883	*
Philip Boland(11)	45,064	*
Tom Dziersk(12)	30,000	*
Lori Mitchell-Keller	—	*
Jeffrey Kissling	—	*
All directors and executives officers as a group (17 persons)(13)	3,942,894	12.3%
Thoma Cressey Bravo, Inc.(14)	3,603,603	10.9%
Wellington Management Company, LLP(15)	3,378,000	11.4%
Silver Point Capital, L.P.(15)	2,900,000	10.0%
Columbia Wanger Asset Management, L.P.(15)	2,594,000	8.8%
Dimensional Fund Advisors Inc.(15)	2,490,838	8.4%
Goldman Sachs Asset Management, L.P.(15)	1,850,632	6.3%
Wells Fargo & Company(15)	1,826,289	6.2%
Barclays Global Investors NA(15)	1,485,393	5.0%

(1)	The information regarding security ownership of our Common Stock is as of March 31, 2007, except for the security ownership of Thoma Cressey Bravo, Inc. (“TCB” and formerly known as Thoma Cressey Equity Partners, Inc.), which is derived from a Schedule 13D filed on July 14, 2006; the security ownership of

Wellington Management Company, LLP, which is derived from a Schedule 13G/A(1) filed on February 14, 2007; the security ownership of Silver Point Capital, L.P., which is derived from a Schedule 13G/A (2) filed on February 12, 2007; the security ownership of Columbia Wanger Asset management, L.P., which is derived from a Schedule 13G/A (8) filed on January 9, 2007; the security ownership of Dimensional Fund Advisors LP, which is derived from a Schedule 13G/A (2) filed on February 1, 2007; the security ownership of Goldman Sachs Asset Management, L.P., which is derived from a Schedule 13G filed on February 1, 2007; the security ownership of Wells Fargo & Company, which is derived from a Schedule 13G/A (2) filed on February 5, 2007; and the security ownership of Barclays Global Investors NA, which is derived from a Schedule 13G filed on January 31, 2007.

(2)	The percentage of class calculations are based on the number of shares of our Common Stock outstanding on March 31, 2007 (29,517,867 shares) plus, where appropriate, those shares subject to (1) unexercised options which were exercisable on March 31, 2007 (all outstanding options are fully vested), (2) all vested and unvested restricted stock awards granted to directors, executive officers and other employees under the 2005 Plan through March 31, 2007 (See “Compensation Discussion and Analysis”) and (3) the assumed conversion of the Convertible Preferred Stock issued to Thomas Cressey Bravo Equity Partners. Unvested restricted stock awards have been included as the restricted shares have voting rights irrespective of vesting. The symbol “*” represents holdings which are less than 1% of the outstanding Common Stock.

(3)	The shares beneficially owned include 815,750 shares subject to unexercised options and 8,000 shares of restricted stock which were granted to Mr. Armstrong fully vested during 2006. In addition, the share total includes 5,000 shares owned by the Kita Foundation, a private charitable foundation for which Mr. Armstrong serves as President, and 16,018 shares held directly by two of Mr. Armstrong’s children. Mr. Armstrong disclaims beneficial ownership of these shares. The address for Mr. Armstrong is 14400 North 87th Street, Scottsdale, Arizona 85260.

(4)	Mr. Bravo was appointed to our Board of Directors in connection with the issuance of Convertible Preferred Stock to funds affiliated with TCB. Mr. Bravo is a Managing Partner of TCB. The Convertible Preferred Stock is convertible, at any time in whole or in part, into a maximum of 3,603,603 shares of Common Stock. Mr. Bravo disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(5)	The shares beneficially owned include 30,000 shares subject to unexercised options and 4,000 shares of restricted stock which were granted to Mr. Gullard fully vested during 2006.

(6)	The shares beneficially owned include 36,750 shares subject to unexercised options and 4,000 shares of restricted stock which were granted to Mr. Marlin fully vested during 2006.

(7)	The shares beneficially owned include 41,980 shares subject to unexercised options and 4,000 shares of restricted stock which were granted to Mr. Patton fully vested during 2006.

(8)	The shares beneficially owned include 725,000 shares subject to unexercised options and 1,644 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably thereafter over 24 months.

(9)	The shares beneficially owned include 495,000 shares subject to unexercised options and 1,233 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably thereafter over 24 months.

(10)	The shares beneficially owned include 1,233 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably thereafter over 24 months. In addition, the share total includes 20,832 unvested restricted stock units which are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units will vest ratably over the next 15 months and will be fully vested on June 21, 2008.

(11)	The shares beneficially owned include 42,558 shares subject to unexercised options and 411 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably thereafter over 24 months.

(12)	The share total includes 30,000 shares of restricted stock granted on July 31, 2006 which are subject to certain forfeiture provisions. The restricted stock will vest 25% on July 31, 2007 and the remaining 75% will vest ratably thereafter over 36 months.

(13)	The shares beneficially owned include an aggregate of 2,617,535 shares subject to unexercised options and 7,809 shares of restricted stock granted on March 13, 2007 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably thereafter over 24 months. In addition, the share total includes 20,832 unvested restricted stock units which are subject to certain forfeiture provisions and do not have voting rights until vested.

(14)	TCB is an Illinois-based private equity investor whose address is 233 South Wacker Drive, 92nd Floor, Chicago, Illinois 60606. Thomas Cressey Bravo, whose sole stockholder is Carl D. Thoma, is the general partner of TC Partners VII, L.P. which is, in turn, the general partner of Thoma Cressey Fund VII, L.P. (“Fund VII”), and Thoma Cressey Friends Fund VII, L.P. (“Friends Fund VII”). We issued a total of 50,000 shares of Convertible Preferred Stock for $50 million in cash to Fund VII (49,231 shares) and Friends Fund VII (769 shares) on July 5, 2006 in connection with the acquisition of Manugistics Group, Inc.

(15)	Wellington Management Company, LLP is a Massachusetts-based investment advisor whose address is 75 State Street, Boston, Massachusetts 02109; Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd, both of which are Connecticut-based investment advisors whose address is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830; Columbia Wanger Asset Management, L.P. is an Illinois-based investment advisor whose address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606; Dimensional Fund Advisors Inc is a California-based investment advisor whose address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401; Goldman Sachs Asset Management, L.P. is a New York-based investment advisor whose address is 32 Old Slip, New York, New York 10005; Wells Fargo & Company is the parent holding company of Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both of which are California-based investment advisors whose address is 420 Montgomery Street, San Francisco, California 94104, and Wells Fargo Bank, National Association; and Barclays Global Investors NA, a California-based investment advisor whose address is 45 Freemont Street, 17th Floor, San Francisco, California 94105.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages, positions, offices held and business experience of our executive officers as of March 31, 2007, are as follows:

Name	Age	Title

Hamish N. Brewer	44	President and Chief Executive Officer
Kristen L. Magnuson	50	Executive Vice President and Chief Financial Officer
Christopher J. Koziol	46	Chief Operating Officer
Philip Boland	52	Senior Vice President, Worldwide Consulting Services
G. Michael Bridge	43	Senior Vice President and General Counsel
Tom Dziersk	44	Senior Vice President, Americas
Lori Mitchell-Keller(1)	40	Senior Vice President, Product Marketing
David R. King	62	Senior Vice President, Product Development
Jeffrey L. Kissling	52	Senior Vice President, Technology Transition
Ronald P. Kubera(1)	42	Senior Vice President, Supply Chain
Christopher J. Moore	44	Senior Vice President, Customer Support Solutions
Wayne J. Usie	40	Senior Vice President, Retail

(1)	Ms. Mitchell-Keller and Mr. Kubera resigned from the Company effective March 30, 2007.

Hamish N. Brewer has served as our President and Chief Executive Officer since August 2003. Mr. Brewer previously served as President from March 2001 to July 2003, as Senior Vice President, Sales from 2000 to March 2001, as Senior Vice President, Enterprise Systems, from 1999 to 2000, as Senior Vice President, International during 1998 to 1999, as Director of our Europe, Middle East and African operations from 1996 to 1998, and as a Marketing Representative from 1994 to 1996. Prior to joining JDA, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1990 and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce degree from the University of Birmingham in England.

Kristen L. Magnuson has served as our Chief Financial Officer since September 1997 and was promoted to Executive Vice President from Senior Vice President in March 2001. Prior to joining JDA, Ms. Magnuson served as Vice President of Finance and Planning for Michaels Stores, Inc., a publicly-held arts and craft retailer from 1990 to 1997, as Senior Vice President and Controller of MeraBank FSB, an $8 billion financial institution, from 1987 to 1990, and various positions including Audit Principal in the audit department of Ernst & Young from 1978 to 1987. Ms. Magnuson is a Certified Public Accountant and received a Bachelor of Business Administration degree in Accounting from the University of Washington.

Christopher J. Koziol has served as our Chief Operating Officer since June 2005. Prior to joining JDA, Mr. Koziol served as Managing Director of Mission Advisors, LLC, a privately-held firm that provides early stage turnaround consulting, strategy, business development and operations management advisory services to small and medium-sized enterprises from 2001 to 2005. From 1985 to 2001, Mr. Koziol held a variety of executive positions, including President and Chief Operating Officer, with MicroAge, Inc., a publicly-held distributor and integrator of information technology products and services and a Fortune 500 company, and as an Account Executive with Western Office Systems from 1983 to 1985. Mr. Koziol worked in various sales and sales management positions with the Pepsi-Cola Bottling Group from 1982 to 1983. Mr. Koziol received a Bachelor of Science degree in Business Administration, Marketing from the University of Arizona and is a graduate of the Harvard Business School Program for Management Development.

Philip Boland has served as our Senior Vice President, Worldwide Consulting Services since June 2006. Mr. Boland previously served as Regional Vice President of Customer Solutions and Services, Asia Pacific from 1999 to 2005, as Director of Consulting Services, Asia Pacific from 1998 to 1999, and as Country Manager, Australia and New Zealand from 1996 to 1998. Prior to joining JDA, Mr. Boland served as a Principal Consultant for the Retail Industry IT practice at Price Waterhouse, Australia from 1995 to 1996, in various management positions including Vice President of Development and Professional Services for Uniquest, Inc. (formerly PRJ& Associates), a global supplier of retail application solutions and implementation services from 1986 to 1995 and in various buying, sales and IT management positions with Coles Myer, one of Australia’s largest retailers, from 1975 to 1986. Mr. Boland received a Bachelor of Arts degree in Economics from the University of Melbourne and a Post Graduate Diploma in Marketing from the David Syme Business School of Caulfield Institute of Technology.

G. Michael Bridge has served as our Senior Vice President and General Counsel since August 2004. Mr. Bridge previously served as Vice President and General Counsel from July 1999 to July 2004. Prior to joining JDA, Mr. Bridge served as Corporate Counsel of Vivid Semiconductor, Inc., a privately-held semiconductor company from 1998 to 1999, as Corporate Counsel of PictureVision, Inc, a privately-held Internet company from 1997 to 1998, and as Vice President and General Counsel of USAGroup TRG, a privately-held software company from 1991 to 1997. From 1989 to 1991 Mr. Bridge served as an associate in the corporate and securities department of Piper & Marbury. Mr. Bridge’s education includes a Bachelor of Arts degree from the University of Southern California, and a Juris Doctor degree from Cornell University.

Thomas Dziersk has served as our Senior Vice President, Americas since August 2006. Prior to joining JDA, Mr. Dziersk served as President and Chief Executive Officer of SAMSys, Inc., a privately-held manufacturer of radio frequency identification reader (RFID) technology, from January 2006 to June 2006, and as President and Chief Executive Officer of ClearOrbit, Inc., a privately-held supply chain execution automation company from December 2000 to August 2005. Prior to that, Mr. Dziersk served as Senior Vice President of Sales and Marketing of Essentus International, Inc. (formerly Richter Systems), a privately-held provider of business-to-business portal functionality and enterprise resource planning software solutions for the apparel and footwear industries from July 1999 to November 2000, and in various management and sales positions with JBA International, Inc., an enterprise resource planning software firm, from June 1991 to May 1999 and with Loadstar Computer Systems, a provider of specialized software solutions for the automotive aftermarket industry, from June 1985 to June 1991. Mr. Dziersk received a Bachelor of Arts degree in Economics from the University of Michigan.

David R. King has served as our Senior Vice President, Product Development since January 2004. Prior to joining JDA, Mr. King served as Vice President Product Planning of Geac Computer Corp. Ltd, a publicly-held Canadian software company, from August 2003 to December 2003, as Sr. Vice President of Product Development and Chief Technology Officer of Comshare, Inc., a publicly-held software company, from 1997 to 2003, and as its Director of Applied Technology and Research from 1991 to 1997, and in various management positions including Director, Advanced Product Design and Development of Execucom Systems Corporation, a privately-held provider of decision and executive support systems, from 1983 to 1991. Prior to that, Mr. King was a full-time faculty member responsible for teaching undergraduate and graduate courses in statistics, research methods, mathematical and computer modeling at Old Dominion University, the University of Maryland, and the University of South Carolina, from 1969 to 1982. Mr. King currently serves on the advisory boards for MIS at the University of Georgia and the International Academy of Advanced Decision Support at the Peter Kiewit Institute of Technology. In addition, Mr. King has written over 50 articles and books in the areas of decision support and business intelligence. Mr. King’s education includes a Bachelor of Sociology Degree, a Master of Sociology Degree, and a Ph.D. in Sociology with a minor in Mathematical Statistics from the University of North Carolina.

Jeffrey L. Kissling has served as our Senior Vice President, Technology Transition since July 2006. Prior to joining JDA, Mr. Kissling served as Senior Vice President and Chief Technology Officer for Manugistics Group, Inc. from 2004 to 2006, as an independent consultant from 2002 to 2004, as Chief Technology Officer for Baan Company, a publicly-held provider of enterprise resource planning systems, software and services from 2001 to 2002, as Chief Technology Officer for Invensys Manufacturing and Process Systems, a business unit of Invensys plc and provider of industrial automation systems from 1999 to 2001, as Senior Vice President, Research and Development for Wonderware, a privately-held provider of industrial automation systems from 1995 to 1999 and in various executive management positions including President and CEO of Soft Systems Engineering, a start-up manufacturing software company, from 1984 to 1995. Mr. Kissling attended Pennsylvania State University and received a Bachelor of Science degree in Electrical Engineering.

Ronald P. Kubera served as our Senior Vice President, Supply Chain from July 2006 until his resignation effective March 30, 2007. Prior to joining JDA, Mr. Kubera held various executive management positions with

Manugistics Group, Inc. including Senior Vice President of Consumer Goods from 2005 to 2006, Senior Vice President of Northern European Operations from 2003 to 2005, Senior Vice President of Global Services from 2001 to 2003 and Vice President from 1999 to 2001. Prior to that, Mr. Kubera held various management positions with the Arm & Hammer division of Church & Dwight Co. Inc. from 1986 to 1999. Mr. Kubera’s education includes a Bachelor of Science degree in Business Administration from Mansfield University and a Master of Business Administration degree from Rider College.

Lori Mitchell-Keller served as our Senior Vice President, Product Management from July 2006 until her resignation effective March 30, 2007. Prior to joining JDA, Ms. Mitchell-Keller held various executive and other management positions with Manugistics Group, Inc. including Senior Vice President of Global Marketing and Solution Management from 2004 to 2006, Senior Vice President of Product Development and Strategy from 2003 to 2004, Senior Vice President of Market and Technology Strategy from 2001 to 2003, Vice President of Technology Strategy from 1999 to 2000, Vice President of Product and Solution Marketing from 1999 to 2000, Director of Product Management from 1998 to 1999 and Business Manager, Demand and Supply Planning from 1997 to 1998. Prior to that, Ms. Mitchell-Keller held various sales and operational positions with Allegiance Healthcare Corporation from 1991 to 1997 and with AT&T Consumer Products Laboratories from 1989 to 1991. Ms. Mitchell-Keller’s education includes a Bachelor of Science degree in Industrial Engineering from Iowa State University, a Masters degree in Operations Research from Stanford University and a Masters of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Christopher J. Moore has served as our Senior Vice President, Customer Support Solutions since January 2004. Mr. Moore previously served as our Vice President, US Consulting Services from 1999 to 2003, as Vice President, CSG Operations in 1999, as a Regional Director, CSG from 1997 to 1998, as Associate Consulting Director from 1995 to 1997, as Senior Implementation Manager from 1994 to 1995, and in various other programmer, analyst and consulting positions from 1991 to 1993. Prior to joining JDA, Mr. Moore served in various management positions with Vormittag Associates, Inc. a privately-held software and consulting services distributor, from 1990 to 1991, Sunrise Software Systems, a privately-held POS hardware and software distributor, from 1989 to 1990, and Computer Generated Solutions, a privately-held consulting company, from 1987 to 1989. Mr. Moore attended Polytechnic University and received a Bachelor of Science degree in Computer Science.

Wayne J. Usie has served as our Senor Vice President, Retail since July 2006. Mr. Usie previously served as our Senior Vice President, Americas from January 2003 to June 2006 and as Senior Vice President, Product Development from January 2001 to December 2002. Prior to joining JDA, Mr. Usie served as Vice President — Information Technology for Family Dollar Stores, Inc., a publicly-held mass merchant discount retailer from 1997 to 2000, as Vice President — Chief Financial Officer and Chief Information Officer of Campo Electronics, Appliances, and Computers, Inc., a publicly-held consumer electronics retailer, from 1996 to 1997, as President and Chief Executive Officer of International Networking & Computer Consultants, Inc., a privately-held software integration consulting firm, from 1992 to 1996, and in various management positions in the regional accounting firm of Broussard, Poche, Lewis & Breaux from 1988 to 1992. Mr. Usie attended Louisiana State University and received a Bachelor of Science Degree in Business Administration — Accounting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Compensation Philosophy

The Company has adopted an executive compensation policy to attract and retain highly motivated, qualified and experienced executives as well as to drive the financial performance of the Company by providing equity and monetary rewards to management that are linked to the success of the Company and returns to shareholders. Effective, competitive executive compensation programs are essential to achieving these goals.

Through research, discussions with management and the assistance of outside experts, the Company’s Compensation Committee has developed an executive compensation philosophy that defines the overriding objectives for the Company’s executive compensation programs and the role of the various compensation elements. This philosophy covers several critical issues, which are described below.

Overriding Objectives

The goal of our executive compensation program is the same as our goal for operating the Company — to create long-term shareholder value. Additional objectives of the executive compensation program are:

•	To motivate our executive officers to achieve and exceed the Company’s financial performance goals and drive shareholder value by rewarding such success with equity awards and bonuses.

•	To ensure that executive compensation programs are effective in attracting, retaining, and motivating top quality executives who have the ability to significantly influence the long-term financial success of JDA and are responsible for effectively managing JDA’s operations in a way that maximizes stockholder value.

•	To achieve a balance between compensation levels and the Company’s annual and long-term budgets, strategic plans, business objectives, and shareholder expectations.

•	To motivate executive officers to achieve our business objectives and to align the incentives of our officers with the long-term interests of stockholders through the use of appropriate long-term incentive awards, e.g., restricted stock, restricted stock units, and/or performance awards, pursuant to the 2005 Performance Incentive Plan (as described below).

•	To provide senior executives with appropriately leveraged total compensation opportunities that are competitive in form and in value with comparable companies taking into account: industry sector, market capitalization, revenues, profitability, and global operational focus.

•	To have programs that are simple, well understood, which reward accountability and are tied to the Company’s key financial goals and strategic objectives.

Components of Compensation

The Compensation Committee has identified and considers four main components of compensation when evaluating executive compensation: base salary, short- and long-term incentives, and benefits. Base salary provides a base level of market competitive compensation, designed to attract and retain individuals with the qualities necessary to ensure the short- and long-term financial success of JDA. Salaries are targeted at or near the 50th percentile of market comparisons, while recognizing individual differences in scope of responsibilities, qualifications, experience and leadership abilities. There is also a significant portion of compensation (in the form of cash bonus and equity awards) at risk contingent upon meeting annual pre-defined corporate objectives. The objectives of these short-and long-term incentives are to assure that those key executives who are involved in critical decisions that impact the Company’s success have a meaningful, competitively supportable portion of their total compensation opportunity linked to their success in helping meet performance objectives. Benefits are offered that are competitive within the defined talent market, on par with our employee population, and offered on the basis of business need and adequate individual protection. In our benefit plans participants are provided with reasonable flexibility to meet individual needs.

Program Administration, Policies and Process

Decisions around program design and pay adjustments are made in the context of an employee’s value to the business — market value of skills, individual contribution, and business results. While base salary is generally targeted to approximate the median of the competitive market, actual total direct compensation may be above or below the median based on the actual performance of JDA. The design of the program provides for the opportunity to achieve above median market compensation levels through outstanding organizational performance.

The Committee considers a number of important and relevant factors when making decisions on compensation program structure and individual compensation targets and payments. Such factors include, but are not limited to: market competitiveness of total compensation opportunities, Company performance, retention risk and individual potential.

The Committee establishes all elements of compensation for the Chief Executive Officer and approves them only after careful consideration of all appropriate factors. In setting total compensation for executives other than the Chief Executive Officer, the Committee considers both individual and Company-wide performance and salary recommendations from the Chief Executive Officer.

The Compensation Committee engaged Watson Wyatt Worldwide as its compensation consultant and advisor in 2006 and 2007. Watson Wyatt conducted a review of the Company’s executive compensation program, including an evaluation of the market positioning for total compensation and individual pay elements. The consultant conducted interviews with representatives of management and the Compensation Committee to understand the labor market in which JDA competes. In addition to the consideration of industry focus, peers were also considered based on the global nature of their business and whether their most recent fiscal year revenue size was in a range of one-half to two times the revenue of JDA as consolidated after the acquisition of Manugistics. The consultant recommended a peer group to the Compensation Committee, which was approved.

•	In conducting the market assessment a peer group of publicly traded software companies of similar size and characteristics to JDA which compete for the same executive talent as JDA was used to benchmark compensation for the Named Executive Officers. These companies include:

Aspen Technology, Inc.

Epicor Software Corp.

i2 Technologies, Inc.

Informatica Corp.

Kronos, Inc.

Manhattan Associates Corp.

Mentor Graphics, Inc.

Micros Systems, Inc.

Microstrategy, Inc.

MSC Software Corp.

Progress Software Corp.

QAD, Inc.

SPSS, Inc.

Verint Systems, Inc.

Vignette Corp., and

Wind River Systems, Inc.

•	A variety of reputable compensation surveys providing market data for comparably-sized companies was also used to supplement the peer group data; this survey data is adjusted to match the Company’s annual revenue through the use of regression formulas, where available.

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold, and we believe that any options granted under the prior plans in 2004 currently meet the requirement of being performance based in accordance with the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deductions that would be available to us for executive compensation in 2006 or for equity awards to be granted to our executive officers under our 2005 Performance Incentive Plan. Our policy is to qualify to the extent reasonable for executive officers’ compensation for deductibility under applicable tax laws.

Compensation Elements in 2006

The following sections describe the various elements of the Company’s executive compensation program including objectives, market positioning, structure, operation, and other information specific to 2006 payments, awards, and compensation adjustments.

The 2006 Named Executive Officers

This CD&A describes the compensation for the named executive officers in the Summary Compensation Table. The named executive officers include the principal executive officer and the principal financial officer, plus the five other most highly compensated executive officers who were serving as executive officers at December 31, 2006 (the “Named Executive Officers”). We are required to report the three most highly compensated executive officers, other than the CEO and CFO, who were serving at December 31, 2006 but elected to report five individuals. This is because two of the three most highly compensated executive officers — Mr. Kissling and Ms. Mitchell-Keller — received one-time change in control payments in connection with the Manugistics acquisition in July 2006 and, but for those payments, would not have been included. Therefore, we chose to include the next two most highly compensated officers — Christopher J. Koziol and Philip Boland — who would have been included except for the Manugistics change in control payments.

Base Salary

Individual base pay is based upon appropriate competitive reference points, internal responsibilities and an executive’s ability to contribute to the Company’s success. Base salary is established at a level that is sufficient to attract and retain individuals with the qualities necessary for the long-term financial success of JDA.

Each executive officer is paid a base salary that is reviewed annually by the Compensation Committee. Salary adjustments take into account the compiled market data, but within the context of an executive’s role, responsibilities, experience, tenure, individual performance and contribution to the organization’s results as determined by the Chief Executive Officer (or the Committee, for decisions concerning CEO compensation). The actual base salaries paid to the Named Executive Officers in 2006 is disclosed in the “Summary Compensation Table”.

The Compensation Committee increased the annual base salary for Mr. Brewer, our Chief Executive Officer, for 2006 from $350,000 to $450,000. In providing the salary increase, the Committee evaluated peer group compensation survey data, Mr. Brewer’s past and expected future contributions to the Company, continued profitability of the Company despite persistent market volatility, and the fact that Mr. Brewer’s annual base salary had been unchanged since August 2003. With respect to the other Named Executive Officers, any adjustments to base salary during 2006 were done after consideration of the relevant market data and the individual’s performance, as well as any change in responsibilities, where applicable, for the individual Named Executive Officers.

Annual Bonuses

The Company’s executive bonus plan is structured to synchronize the compensation of all associates and to align the incentive compensation of executive officers with the annual operating goals and objectives of the Company.

Each year an annual targeted cash bonus amount is established for the named executive officer and is paid on a quarterly basis as determined by the level of achievement of the Company’s financial targets. For 2006, the key metric was GAAP earnings. Target amounts for the Named Executive Officers were set by the Compensation Committee at the beginning of the year, based on GAAP earnings. The Compensation Committee retained discretion to alter the plan during the 2006 fiscal year if circumstances so dictated. Due to the Manugistics acquisition in July 2006, the Compensation Committee adjusted these target amounts to more accurately reflect the revised GAAP earnings targets of the combined JDA-Manugistics entity for the second half of 2006. This adjustment was done to realign executive compensation incentives with the goal of increasing shareholder value. In addition, the Compensation Committee applied discretion in the application of the bonus plan for the 2006 fiscal year. On the recommendation of management, the Committee chose to award a lesser percentage bonus than originally prescribed under the plan for 2006 in order to support shareholder value. A portion of the targeted bonuses for the Named Executive Officers was paid out for 2006 based on the GAAP earnings metrics, as revised for the Manugistics acquisition. For information on the amount of actual cash bonuses paid to the Named Executive Officers in 2006, see the “Summary Compensation Table.”

A primary focus of JDA’s short and long-term incentive programs, which include cash bonuses and equity-based awards, in the second half of 2006 and throughout 2007 is the successful combination of JDA and Manugistics. Success will come from the organization becoming one team, with one combined culture and one set of business processes as soon as possible. The Compensation Committee and the Board of Directors will monitor this success on a quarterly basis and have established financial goals related to this success.

With this in mind, the Board of Directors approved a 2007 cash incentive bonus plan (the “2007 Cash Incentive Plan”) for our executive officers on February 6, 2007. The 2007 Cash Incentive Plan provides for $2.6 million in targeted cash bonuses, payable quarterly, based upon defined annualized operational performance goals. A partial pro-rata cash bonus will be paid if the Company achieves a minimum annualized performance threshold. There is no cap on the maximum amount the executives can receive if the Company exceeds the defined annualized operational performance goals.

Equity-Based Awards

The 2005 Performance Incentive Plan (the “2005 Plan”) was adopted by our stockholders at the 2005 Annual Meeting of Stockholders. Under the 2005 Plan, the Compensation Committee is authorized to grant stock awards, restricted stock, restricted stock units, performance awards, and deferred compensation awards to our executive officers. Pursuant to the terms of the 2005 Plan, the Compensation Committee terminated the ability to grant any new stock options under our prior stock option plans, including our 1996 Stock Option Plan, 1996 Outside Directors Stock Option Plan, and 1998 Non-Statutory Stock Option Plan.

The Compensation Committee, together with the Board of Directors and Management, will use the 2005 Plan to make awards of restricted stock and restricted stock units based upon achievement by the Company of certain operating goals. The performance awarded restricted stock and restricted stock unit plan was implemented to focus executives on improved profitability, to align with the broadly perceived desire of corporate stockholders and to increase the linkage between executive compensation and corporate performance. The Compensation Committee anticipates that stockholder dilution from the 2005 Plan will be significantly less than historical dilution under the prior stock option plans.

Under the 2005 Plan, should the Company successfully meet the targets that are established for each plan year, 50% of the executives’ award will be immediately vested in the form of restricted stock, and the remaining 50% will take the form of restricted stock units that vest over a twenty-four month period. Subsequent operating targets will be increased based upon the cost of the prior year’s restricted stock awards, to ensure employees generally benefit only when the Company’s operations benefit stockholders net of the cost of compensating the Company’s employees.

For fiscal year 2006 performance, no equity-based performance plan was in place and the Company made no equity grants for 2006 performance.

Mr. Tom Dziersk joined JDA in 2006 as the Senior Vice President, Americas, and was awarded 30,000 shares of restricted stock under our 2005 Plan on July 31, 2006. The restricted stock will vest 25% on July 31, 2007 and the remaining 75% will vest ratably thereafter over 36 months. These shares were awarded to Mr. Dziersk as inducement to join the JDA executive leadership team.

The Board of Directors approved a special Manugistics Integration Incentive Plan (“Manugistics Incentive Plan”) in third quarter 2006 under our 2005 Plan. The Manugistics Integration Plan provides for the award of up to 510,939 contingently issuable restricted stock units with a fair value of approximately $7.8 million to executive officers and certain other members our of management team if we are able to successfully integrate the Manugistics acquisition and achieve a defined performance threshold goal in 2007.

While it was the Board’s original intention to defer the award of restricted stock under the Manugistics Incentive Plan until early 2008 following determination by our Audit Committee of the achievement of our 2007 performance threshold goal, management was notified of their participation in the Manugistics Incentive Plan in October 2006 potentially giving rise to legal participation rights on the part of notice recipients (“Manugistics Plan Participation Notices”). Under our 2005 Plan, there is an annual limit on the total amount of shares subject to awards of 1% of the Company’s outstanding Common Stock as of December 31 of the preceding year (the “Share Limit”). Since the total number of shares subject to awards pursuant to the Manugistics Plan Participation Notices would have exceeded the Share Limit for 2006, we are presently entering into restricted stock unit agreements with our employees that provide (a) that the Manugistics Plan Participation Notices will be replaced by the restricted stock unit agreements, and (b) that the number of shares potentially subject to such awards do not exceed the Share Limit for 2006. As disclosed in our Form 8-K issued March 19, 2007, the Board also approved contingently issuable restricted stock units to our executive officers on March 13, 2007 that potentially exceed the Share Limit for 2007. As disclosed in our Amendment to Form 8-K issued April 6, 2007, we are presently entering into restricted stock unit agreements with our executive officers that provide (a) for the waiver, termination and forfeiture of any rights under the Manugistics Plan Participation Notices, and (b) that the number of shares potentially subject to such awards do not exceed the Share Limit for 2007. In the event Proposal Two of this proxy is not approved by our stockholders, we plan to issue any remaining contingently issuable restricted stock units under the Manugistics Incentive Plan in excess of the Share Limit for 2007 early in 2008. If Proposal Two of this proxy is approved, we will issue the awards promptly following the 2007 Annual Meeting.

Benefits

The Company provides officers with certain benefits to adequately protect an executive and his or her immediate family in the event of illness, disability, or death. Named Executive Officers are eligible for health and welfare benefits available to all eligible Company employees during active employment under the same terms and conditions. JDA offers a comprehensive benefits program, which includes health, dental and vision coverage, short and long-term disability plans, life insurance and AD&D coverage, as well as a 401(k) savings plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2007 Annual Meeting.

Respectfully submitted by the member of the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Jock Patton, Chairman
Orlando Bravo
J. Michael Gullard
Douglas G. Marlin

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning total compensation provided to Named Executive Officers for services rendered in all capacities for the year ended December 31, 2006:

				Stock	All Other
Name and Principal Position (a)	Year	Salary	Bonus	Awards	Compensation	Total

Hamish N. Brewer(1)	2006	$450,000	$68,750	$—	$2,397	$521,147
President and Chief Executive Officer
Kristen L. Magnuson (2)	2006	$275,000	$61,875	$—	$5,745	$342,620
Executive Vice President and Chief Financial Officer
Christopher J. Koziol(3)	2006	$275,000	$83,875	$—	$486	$359,361
Chief Operating Officer
Philip Boland(4)	2006	$360,704	$—	$—	$91,692	$452,396
Senior Vice President, Consulting Services
Thomas Dziersk (5)	2006	$212,737	$20,000	$464,100	$23,283	$720,120
Senior Vice President of the Americas

Jeff Kissling(6)	2006	$112,500	$68,500	$—	$572,627	$753,627
Senior Vice President, Technology Transition
Lori Mitchell-Keller(7)	2006	$112,500	$18,500	$—	$429,067	$560,067
Senior Vice President, Product Marketing

(a)	The Named Executive Officers include the principal executive officer and the principal financial officer, plus the five other most highly compensated executive officers who were serving as executive officers at December 31, 2006. We are only required to report the three most highly compensated executive officers, other than the CEO and CFO, who were serving at December 31, 2006. We have elected, however, to report our five most highly compensated executive officers as two of the executive officers — Mr. Kissling and Ms. Mitchell-Keller — received one-time change in control payments in connection with the Manugistics acquisition in July 2006 and, but for those payments, would not have been included. Mr. Kissling and Ms. Mitchell-Keller have been segregated in the table to signify the fact that they would not have been included as a Named Executive Officer but for the Manugistics-related change in control payments.

(1)	Mr. Brewer’s annual base salary is $450,000 and he received $68,750 of bonuses for 2006. All other compensation includes matching contributions under the 401(k) plan of $2,073 and group term life insurance premiums of $324.

(2)	Ms. Magnuson’s annual base salary is $275,000 and she received $61,875 of bonuses for 2006. All other compensation includes matching contributions under the 401(k) plan of $5,000 and group term life insurance premiums of $745.

(3)	Mr. Koziol’s annual base salary is $275,000 and he received $83,875 of bonuses for 2006. All other compensation includes group term life insurance premiums of $486.

(4)	Mr. Boland was promoted to Senior Vice President, Consulting Services on June 14, 2006 at an annual base salary of $225,000. The amount shown for salary includes $135,496 in commissions paid to Mr. Boland under his executive compensation plan for 2006. All other compensation includes a $50,000 car allowance and $41,692 for temporary housing and relocation expenses.

(5)	Mr. Dziersk joined the Company on July 31, 2006 at an annual base salary of $240,000. The amount shown for salary includes $112,737 in commissions paid to Mr. Dziersk under his executive compensation plan. Mr. Dziersk also received a $20,000 one-time signing bonus and a restricted stock award on July 31, 2006 of 30,000 restricted shares at a market price of $15.47 ($464,100). The restricted shares will vest 25% on the first anniversary of Mr. Dziersk’s employment and the remaining 75% will vest ratably thereafter over 36 months. All other compensation includes $23,148 for temporary housing and relocation expenses and group life insurance premiums of $135.

(6)	Mr. Kissling joined the Company upon completion of the acquisition of Manugistics Group, Inc. on July 5, 2006. Mr. Kissling’s annual base salary is $225,000, and he received a one-time retention bonus of $50,000 and $18,500 of bonuses for 2006. All other compensation includes $420,000 in change-of-control payments under Mr. Kissling’s executive compensation plan with Manugistics, $145,875 in merger consideration paid to Mr. Kissling for restricted shares and vested stock options of Manugistics, matching contributions under the 401(k) plan of $5,000, and group life insurance premiums of $1,752.

(7)	Ms. Mitchell-Keller joined the Company upon completion of the acquisition of Manugistics Group, Inc. on July 5, 2006 and resigned from the Company effective March 30, 2007. Ms. Mitchell-Keller’s annual base salary was $225,000, and she received $18,500 of bonuses for 2006. All other compensation includes $270,000 in change-of-control payments under Ms. Mitchell-Keller’s executive compensation plan with Manugistics, $158,165 in merger consideration paid to Ms. Mitchell-Keller for restricted shares and vested stock options of Manugistics, group life insurance premiums of $702 and other perquisites of $200.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers for the year ended December 31, 2006:

All Other
Stock Awards:
		Number of	Closing
		Shares of	Price on
	Grant	Stock or Units	Grant
Name	Date	(#)	Date

Hamish N. Brewer(1)
Kristen L. Magnuson(1)
Christopher J. Koziol(1)
Philip Boland(1)
Thomas Dziersk(2)	7/31/06	30,000	$15.47

Jeffrey L. Kissling(1)
Lori Mitchell-Keller(1)(3)

(1)	There were no equity incentive plan awards, non-equity incentive plan awards or other stock awards granted to these Named Executive Officers for the year ended December 31, 2006.

(2)	Mr. Dziersk was granted 30,000 shares of restricted stock upon commencement of his employment on July 31, 2006. The restricted stock will vest 25% on the first anniversary of Mr. Dziersk’s employment and the remaining 75% will vest ratably thereafter over 36 months.

(3)	Ms. Mitchell-Keller resigned from the Company effective March 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards that have been granted to the Named Executive Officers as of December 31, 2006:

	Option Awards			Stock Awards
				Number of	Market Value
	Number of			Shares of	of Shares or
	Securities			Units of	Units of Stock
	Underlying	Option		Stock Held	Held that
	Unexercised	Exercise	Option	That Have	Have Not Yet
	Options (#)	Price	Expiration	Not Vested	Vested
Name	Exercisable	($)	Date	(#)	($)
	(1)			(2)	(3)

Hamish N. Brewer(4)	22,500	$14.58333	1/27/07
	22,500	19.54200	1/27/08
	22,500	26.95900	7/7/08
	2,780	6.43750	3/4/09
	22,220	12.06250	1/6/10
	50,000	11.81250	2/23/11
	200,000	21.00800	1/3/12
	290,000	10.33000	12/5/12
	115,000	14.88000	4/14/14

	747,500			514	$7,756

Kristen L. Magnuson(5)	45,000	$20.58333	9/11/07
	11,250	19.54200	1/27/08
	33,750	26.95900	7/7/08
	5,000	6.43750	3/4/09
	60,000	12.06250	1/6/10
	50,000	11.81250	2/23/11
	100,000	21.00800	1/3/12
	100,000	10.33000	12/5/12
	90,000	14.88000	4/14/14

	495,000			385	$5,810

Christopher J. Koziol(6)				25,000	$377,250
				385	5,810

				25,385	$383,060

Philip Boland(7)	3	$8.87500	12/15/08
	55	8.56250	8/6/09
	3,750	14.62500	4/6/10
	3,750	11.93750	8/28/10
	7,500	15.39000	5/30/11
	7,500	11.56000	7/23/12
	10,000	16.80000	9/19/13
	10,000	10.59000	9/17/14

	42,558			128	$1,932

Thomas Dziersk(8)				30,000	$452,700

Jeffrey L. Kissling(9)
Lori Mitchell-Keller(9)

(1)	All outstanding stock option awards are fully vested.

(2)	All restricted stock and restricted stock unit awards are subject to certain forfeiture provisions and require that the recipients remain continuously employed by the Company during the vesting period.

(3)	The market value of restricted shares or restricted stock units that have not vested is based on the closing price of the Company’s stock on December 31, 2006 ($15.09).

(4)	Mr. Brewer was granted 1,644 shares of restricted stock on March 13, 2006 based on the Company’s achievement of operating goals for 2005. The restricted stock vested 50% at the date of grant and the remaining 50% vests ratably thereafter over 24 months.

(5)	Ms. Magnuson was granted 1,233 shares of restricted stock on March 13, 2006 based on the Company’s achievement of operating goals for 2005. The restricted stock vested 50% at the date of grant and the remaining 50% vests ratably thereafter over 24 months.

(6)	Mr. Koziol was granted 50,000 restricted stock units upon commencement of his employment on June 21, 2005. The restricted stock units vested 33% on the first anniversary of Mr. Koziol’s employment and the remaining 67% vests ratably thereafter over 24 months. Mr. Koziol was also granted 1,233 shares of restricted stock on March 13, 2006 based on the Company’s achievement of operating goals for 2005. The restricted stock vested 50% at the date of grant and the remaining 50% vests ratably thereafter over 24 months.

(7)	Mr. Boland was granted 411 shares of restricted stock on March 13, 2006 based on the Company’s achievement of operating goals for 2005. The restricted stock vested 50% at the date of grant and the remaining 50% vests ratably thereafter over 24 months.

(8)	Mr. Dziersk was granted 30,000 shares of restricted stock upon commencement of his employment on July 31, 2006. The restricted stock will vest 25% on the first anniversary of Mr. Dziersk’s employment and the remaining 75% will vest ratably thereafter over 36 months.

(9)	Mr. Kissling and Ms. Mitchell-Keller received no equity awards from the Company through December 31, 2006. Ms. Mitchell-Keller resigned from the Company effective March 30, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the value realized upon exercise of options or the vesting of stock awards held by the Named Executive Officers during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
	(1)	(2)		(3)

Hamish N. Brewer			1,130	$16,785
Kristen L. Magnuson			848	$12,599
Christopher J. Koziol(4)			25,848	$363,189
Philip Boland			283	$4,206
Thomas Dziersk(5)

Jeffrey L. Kissling
Lori Mitchell-Keller

(1)	There were no stock options exercised by Messrs. Brewer and Boland and Ms. Magnuson during the year ended December 31, 2006. The Company has not granted any stock options to Messrs. Dziersk, Koziol, and Kissling and Ms. Mitchell-Keller.

(2)	The value realized upon exercise of option awards is calculated by subtracting the exercise price of the options from the market value of the underlying securities at the date of exercise.

(3)	The value realized upon vesting of stock awards is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the date of vesting.

(4)	The stock award information for Mr. Koziol includes 25,000 restricted stock units and 848 restricted stock awards that had realized values of $350,590 and $12,599, respectively upon vesting.

(5)	Mr. Dziersk was granted 30,000 shares of restricted stock upon commencement of his employment on July 31, 2006. The restricted stock will vest 25% on the first anniversary of Mr. Dziersk’s employment and the remaining 75% will vest ratably thereafter over 36 months.

PENSION BENEFITS

None.

NONQUALIFIED DEFERRED COMPENSATION

None.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In order to assure that executives can focus their attention on the Company’s business and consider all merger and acquisition opportunities in an unbiased manner without regard to the impact on their immediate personal situation, the Company has entered into employment agreements with certain executives as described below, which include change in control severance protection. The Committee considers these agreements to be necessary, appropriate and consistent with competitive practice.

We have employment agreements with Mr. Brewer, our President and Chief Executive Officer, Ms. Magnuson, our Executive Vice President and Chief Financial Officer, and Mr. Koziol, our Chief Operating Officer, dated January 22, 2003, July 23, 2002, and June 13, 2005, respectively. Mr. Brewer’s agreement was amended August 1, 2003 to reflect his promotion to Chief Executive Officer and a corresponding increase in his base salary. These agreements are reviewed and adjusted periodically by the Compensation Committee. The employment agreements provide Mr. Brewer, Ms. Magnuson, and Mr. Koziol with an annual base salary, a bonus potential and change in control severance protection. The employment agreements provide for initial terms of three years and automatically renew in one-year intervals until terminated by either party upon giving of proper notice.

The employment agreements list specific benefits payable to them upon termination. Upon termination for Cause or upon voluntary resignation, the executives are entitled to earned but unpaid salary and unreimbursed customary business expenses. Upon termination by the Company without Cause, or upon voluntary termination by the Executive for Good Reason (as defined in each individual agreement), the executives are generally entitled to severance. The severance entitlement is 24 months of base salary and one year’s target bonus for Messrs. Brewer and Koziol and Ms. Magnuson, assuming satisfaction of all performance based milestones at the 100% level by both the Company and the Executive. Pursuant to his employment letter, if Mr. Dziersk is terminated without cause during the 18-month period following his date of hire, he will receive six months of base salary. These severance values as of December 31, 2006 are summarized in the table below:

Name	Severance Amount

Hamish N. Brewer	$1,250,000
Kristen L. Magnuson	$775,000
Christopher J. Koziol	$825,000
Thomas Dziersk	$120,000

Additionally, in the event of a termination (by the Company without cause or by the Executive with Good Reason) after a transfer of control of the Company, any unvested equity will become fully vested as of the date of termination. As of December 31, 2006, the unvested equity held by Messrs. Brewer and Koziol and Ms. Magnuson was as follows:

Unvested Equity
Name	($)

Hamish N. Brewer	$7,756
Kristen L. Magnuson	$5,810
Christopher J. Koziol	$383,060

Each of Messrs. Brewer and Koziol and Ms. Magnuson also have provisions in their employment contracts which generally provide for excise tax gross-ups in the event that any liability is incurred under IRC Sections 280G or 4999. Had each of the executives terminated on December 31, 2006, no liability would have been incurred under those sections, and no gross-up payments would have been paid.

Mr. Kissling and Ms. Mitchell-Keller are both party to offer letters dated April 19, 2006, which contain certain terms and conditions of their then-future employment at JDA. These letters contain (among other things) a provision for a retention incentive payment, payable to the executive after a certain period of employment at JDA, in amounts and at dates noted in the table below. In the event of the termination without Cause of these individuals by JDA, or (in the case of Ms. Mitchell-Keller) the voluntary resignation of the individual with Good Reason, the retention incentive payments would accelerate and come due within 10 days of such termination or resignation.

Name	Retention Incentive Payment	Retention Payment Date

Jeffrey L. Kissling	$50,000	January 5, 2007
Lori Mitchell-Keller(1)	$70,000	July 5, 2007

(1)	Ms. Mitchell-Keller resigned from the Company effective March 30, 2007 in connection with a material change in her responsibilities with the Company. As a result of such resignation, she is entitled to receive the $70,000 severance amount in accordance with her offer letter dated April 19, 2006.

DIRECTOR COMPENSATION

The table below sets forth information concerning total compensation provided to members of our Board of Directors for services rendered during the year ended December 31, 2006.

	Fees Earned
	or Paid
	in Cash	Stock Awards	Total
Name	($)	($)	($)
	(1)	(2)

James D. Armstrong(3)	$250,000	$118,080	$368,080
Orlando Bravo(4)	25,000		25,000
J. Michael Gullard(3)	48,500	58,480	106,980
Douglas G. Marlin(3)	44,500	58,480	102,980
Jock Patton(3)	44,500	58,480	102,980

William C. Keiper(5)	$33,000	$58,480	$91,480

(1)	Mr. Armstrong serves as Chairman of the Board and assists the Company with strategic planning, merger and acquisition opportunities, major product direction and key customer and employee relations. Mr. Armstrong is compensated pursuant to the terms of an amended employment agreement dated August 1, 2003 that provides a base salary of $250,000 and the right to receive non-cash equity compensation. In addition, the amended employment agreement provides that if Mr. Armstrong is terminated without cause or he voluntarily resigns for good reason, he would be entitled to receive a severance amount equal to 36 months of base salary ($750,000).

Non-employee directors receive cash compensation for their services as follows:

Annual Retainer	$20,000
Annual Committee Chairman Retainers:
Audit Committee	$7,500
Compensation Committee	$2,500
Nominating & Governance Committee	$2,500
Fees for Attendance at Scheduled Meetings:
Regular of special Board of Director meetings	$1,000
Committee meetings held the same day as Board of Director meetings	$1,000
Committee meetings not held the same day as Board of Director meetings	$1,000
Reimbursement for reasonable out-of-pocket expenses	All

(2)	The table below sets forth information concerning grants of restricted stock to members of the Board of Directors during the year ended December 31, 2006. The restricted shares were granted fully vested and as of December 31, 2006 there were no unvested restricted stock awards held by our directors. The dollar value values shown in the table below are equal to the number of restricted shares awarded multiplied by market price of our stock on the date of grant.

			June 29,
	March 13, 2006		2006
	Number of	Dollar Value of	Number of	Dollar Value of
Date of Grant:	Shares (#)	Shares ($)	Shares (#)	Shares ($)

Market Price:		$(14.90)		$(14.34)
James D. Armstrong	6,000	$89,400	2,000	$28,680
Orlando Bravo
J. Michael Gullard	2,000	29,800	2,000	28,680
Douglas G. Marlin	2,000	29,800	2,000	28,680
Jock Patton	2,000	29,800	2,000	28,680
William C. Keiper	2,000	29,800	2,000	28,680

	14,000	$208,600	10,000	$143,400

(3)	An aggregate of 924,480 unexercised stock options were held by Messrs. Armstrong (815,750), Gullard (30,000), Marlin (36,750) and Patton (41,980) at December 31, 2006. All of the unexercised options are fully vested.

(4)	Mr. Bravo has been a director since July 2006 and was appointed to the Board in connection with the issuance of Convertible Preferred Stock to funds affiliated with TCB.

(5)	Mr. Keiper resigned from the Board and all its committees effective August 18, 2006 having served as a director for eight years.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following provides tabular disclosure as of December 31, 2006 of the number of securities to be issued upon the exercise of outstanding options or vesting of restricted stock units, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories — plans that have been approved by stockholders and plans that have not:

	Number of
	Securities to be
	Issued Upon		Number of
	Exercise of		Securities
	Outstanding Options		Remaining Available
	or Vesting of	Weighted-Average	for Future Issuance
	Restricted Stock	Exercise Price of	Under Equity
Equity Compensation Plans	Units	Outstanding Options	Compensation Plans

Approved by stockholders:
1996 Option Plan(1)(3)	3,737,010	$13.98	—
1996 Directors Plan(1)(3)	108,730	$15.17	—
2005 Incentive Plan(2)	68,315	$—	1,709,011
	3,914,055	$13.77	1,709,011
Not approved by stockholders:
1998 Option Plan(1)(3)	311,344	$14.34	—

	4,225,399	$14.04	1,709,011

(1)	During 2005 we discontinued making new grants under the 1996 Option Plan, the 1996 Directors Plan and the 1998 Option Plan (the “Prior Plans”) in connection with our revised approach to equity compensation. In a related action, the Compensation Committee approved the immediate vesting of all unvested stock options previously awarded to employees, officers and directors under the Prior Plans. A detailed discussion of the Compensation Committee’s decision to immediately vest these options, together with a listing of those options held by officers and directors that were impacted by this change can be found in Proposal 2 to our proxy filed on April 11, 2005.

(2)	The 2005 Plan was approved by stockholders on May 16, 2005. The 2005 Plan replaces the Prior Plans and provides for the issuance of up to 1,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards.

(3)	The Prior Plans were terminated with the passage of the 2005 Plan, except for those provisions necessary to the administration of the outstanding options of such plans, all of which are fully vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and beneficial holders of more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. We are provided with copies of all such filings. The rules of the SEC require us to disclose the identity of such executive officers, directors and beneficial owners of more than 10% of our Common Stock who did not file the required reports on a timely basis.

Based solely upon our review of the forms that have been received by us, or the written representations from certain reporting persons that no Form 5 report was required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial holders of more than 10% of our Common Stock were complied with during the fiscal year ended December 31, 2006, except as follows: James D. Armstrong was late in filing a Form 4 reporting the sale of 5,000 shares effected pursuant to Mr. Armstrong’s 10b5-1 sales plan in April 2006, and Kristen L. Magnuson was late in filing a Form 4 in connection with a family trust for which she no longer serves as a successor trustee.

TRANSACTIONS WITH RELATED PERSONS

Our Audit Committee, pursuant to the Audit Committee Charter, has oversight for related person transaction and compliance with our Code of Ethics. The Audit Committee receives periodic reports from management with respect to related person transaction and reviews potential conflict of interest situations where appropriate. Our Code of Ethics governs related person transactions for our employees and requires potential conflicts of interest to be reported to management or the Company’s compliance team.

We were not a party to any transaction during 2006 in excess of $120,000 with any of our directors, executive officers, significant security holders, or an immediate family member of any of the foregoing persons, in which such person has a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2006. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

Membership and Purpose

The Audit Committee meets quarterly with management and our independent registered public accounting firm to review and approve operating results, financial statements and earnings releases. The Chairman of our Audit Committee also meets with representatives of our independent registered public accounting firm from time to time.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States of America, in all material respects.

During fiscal year 2006, the members of the Audit Committee were Mr. Gullard, Mr. Bravo, Mr. Marlin and Mr. Patton, each of whom, in the judgment of the Board, is an “independent director” as defined in the NASDAQ rules. Mr. Gullard served as Chairman of the Audit Committee during fiscal year 2006. Mr. Keiper served as a member of the Audit Committee during fiscal year 2006 until his resignation on August 18, 2006 for personal reasons and not as a result of any disagreement with the Company. The Audit Committee held five meetings during the year ended December 31, 2006. The Audit Committee acts pursuant to the Charter of the Audit Committee, which was amended by the Board of Directors on January 26, 2005. The current form of the Charter of the Audit Committee, as amended, was included as Appendix A to our proxy filed on April 11, 2005.

Review of the Company’s Audited Financial Statements

Deloitte & Touche LLP has discussed with the Audit Committee the conduct of the audit of our financial statements and has represented to the Audit Committee that their presentations include all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X. The Audit Committee has met with our registered public accounting firm, Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls, our progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with management and management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with

Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and the extent to which they may be retained to perform non-audit services, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees for professional services provided by our principal accounting firm, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the years ended December 31, 2006 and December 31, 2005.

	Amount
	(In thousands)
Type of Fee	2006	2005

Audit Fees(1)	$1,560	$1,205
Audit-Related Fees(2)	236	36

Total Audit and Audit Related	1,796	1,241
Fees
Tax Fees(3)	358	284
All Other Fees(4)	14	9

Total Fees	$2,168	$1,526

(1)	The amounts reported for Audit Fees are based on fees, including out-of-pocket expenses, associated with the annual audits of our consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, review of quarterly reports on Form 10-Q, and statutory audits required internationally, irrespective of the period in which the related services were rendered or billed. Audit Fees also include fees for services rendered for assistance with and review of all other documents filed with the SEC.

(2)	The amounts reported for Audit-Related Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2006 and 2005, even if we were not billed for the services until the subsequent period. Audit-Related Fees include due diligence pertaining to acquisitions and consultation on accounting standards or transactions, employee benefit plan audits and assistance with statutory reporting requirements in certain of our international subsidiaries.

(3)	The amounts reported for Tax Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2006 and 2005 for tax services, even if we were not billed for the services until a subsequent period. Tax Fees are primarily for tax compliance services and include special projects related to transfer pricing, extra-territorial income and foreign tax credits, assistance with tax audits and appeals, and expatriate tax services.

(4)	The amounts reported for All Other Fees includes fees paid during the years ended December 31, 2006 and 2005 for JDA associates to attend accounting related seminars sponsored by Deloitte & Touche, as well as access fees to use the firm’s accounting research website.

The Audit Committee considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence with the Company.

All of the audit and non-audit services listed above under the categories “Audit Fees,” “Audit-Related Fees,” or “All Other Fees” were pre-approved by the Audit Committee for the years ended December 31, 2006 and 2005.

Policy for Approving Audit and Permitted Non-Audit Services of the Independent Auditor

The Audit Committee has established procedures to pre-approve all audit and permitted non-audit services provided by our independent auditor. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

J. Michael Gullard, Chairman
Orlando Bravo
Douglas G. Marlin
Jock Patton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of four non-employee members of our Board of Directors, Mr. Gullard, Mr. Bravo, Mr. Marlin and Mr. Patton. There are no interlocks between our Compensation Committee and any other entities involving our Directors and executive officers who serve as executive officers of such entities.

PROPOSAL 2

AMENDMENT OF 2005 PERFORMANCE INCENTIVE PLAN

On April 6, 2005, our Board of Directors unanimously approved and adopted the 2005 Plan and recommended that the 2005 Plan be approved by our shareholders at our 2005 Annual Meeting of Shareholders. The 2005 Plan was approved by our shareholders at our 2005 Annual Meeting of Shareholders held on May 16, 2005.

The 2005 Plan gives our Board of Directors a variety of options in designing incentive programs for our employees. The 2005 Plan provides for the grant of stock purchase rights, stock bonuses, restricted stock units, performance shares, performance units and deferred compensation awards. The 2005 Plan is designed to further our compensation philosophy of rewarding our employees in a manner commensurate with creation of value for our stockholders and attracting and retaining the best available personnel in our industry.

In the course of soliciting stockholder approval of the 2005 Plan in 2005, we addressed certain stockholder concerns by making several revisions to the 2005 Plan originally proposed for adoption. These revisions included placing a limit on the total amount of shares subject to awards under the 2005 Plan in any given year to a maximum of 1% of the Company’s outstanding Common Stock as of December 31 of the preceding year (the “Share Limit”).

Subsequent to adoption of the 2005 Plan, we acquired Manugistics Group, Inc. in July 2006. This acquisition increased our base of employees and the scope of our business. Moreover, we believe successful integration of Manugistics’ operations and realization of the cost and market synergy potential in that transaction are imperative for our future success. Accordingly, our Board and the Compensation Committee of our Board have adopted, and anticipate adopting in the future, equity compensation programs under the 2005 Plan designed to attract, motivate and retain employees critical to the success of our integration of Manugistics and execution of our current strategies. For example, in August 2006 our Board of Directors approved the “Manugistics Integration Incentive Plan” under our 2005 Plan, which provides for equity awards to key employees in the event the Company approaches, meets or exceeds its defined performance threshold goal for 2007. A more complete description of this plan is contained in our Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2007, as amended by our Amendment to Form 8-K filed with the Securities and Exchange Commission on April 6, 2007.

To ensure our ability to effectively utilize the 2005 Plan, our Board of Directors has unanimously approved and adopted, and is asking our stockholders to approve, an amendment to the 2005 Plan that would raise the Share Limit from 1% to 2% of the Company’s outstanding common stock as of December 31 of the preceding year. The proposed amendment would amend and restate Section 5.4 of the 2005 Plan to read in its entirety as follows:

“5.4 Annual Award Limit.  The number of shares subject to Awards granted in any given year will not exceed two percent (2%) of the total number of shares of Stock outstanding as of the last day of the preceding fiscal year.”

A copy of the proposed amendment to the 2005 Plan is attached as Appendix A.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

If the proposed amendment to our 2005 Performance Incentive Plan is approved, the increase in the Share Limit will be effective immediately after our 2007 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO OUR 2005 PERFORMANCE INCENTIVE PLAN.

Summary of the Amended 2005 Plan

The following summary of the 2005 Plan is qualified in its entirety by the specific language of the 2005 Plan.

General.  The purpose of the 2005 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock purchase rights, stock bonuses, restricted stock units, performance shares, performance units and deferred compensation awards.

Authorized Shares.  In 2005, our Board and our shareholders authorized and reserved a total of 1,847,000 shares of our common stock for awards under the 2005 Plan.

Certain Award Limits.  In addition to the limitation described above in the total number of shares of our common stock that are authorized for issuance under the 2005 Plan and our proposed amendment to increase the Share Limit, the 2005 Plan limits the numbers of shares that may be issued under certain types of awards, subject to adjustment as described under “Share Accounting and Adjustments” below. To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m), the 2005 Plan establishes a limit on the maximum aggregate number of shares or dollar limit for which any such award may be granted to an employee in any fiscal year, as follows:

•	Stock awards and restricted stock unit awards having vesting based upon the attainment of performance goals: No more than 900,000 shares.

•	Performance share awards: No more than 900,000 shares for each full fiscal year contained in the performance period of the award.

•	Performance unit awards: No more than $4,500,000 for each full fiscal year contained in the performance period of the award.

A participant may receive only one performance share or performance unit award with respect to any performance period.

Share Accounting and Adjustments.  If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company at the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for grant to the extent an award is settled in cash or such shares are withheld or reacquired by the Company in satisfaction of a tax withholding obligation. Appropriate adjustments will be made to the number of shares authorized under the 2005 Plan, to the numerical limits on certain types of awards described above, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material adverse effect on the fair market value of our common stock. In such circumstances, the plan administrator also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate.

Administration.  The 2005 Plan generally will be administered by the Compensation Committee or other committee of the Board of Directors or, in the absence of such committee, by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the 2005 Plan must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2005 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise its discretion required by Section 162(m), amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Board of Directors may delegate to a committee comprised of one or more officers of the Company the authority to grant awards under the 2005 Plan to persons eligible to participate who are neither members of the Board nor executive officers of the Company, subject to the provisions of the 2005 Plan and guidelines established by the Committee. The 2005 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan will be evidenced by a written agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee will interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the 2005 Plan or any award.

Eligibility.  Awards may be granted to our employees and directors. As of March 31, 2007, we had approximately 1,599 employees, including 12 executive officers, and our five directors who would be eligible under the 2005 Plan.

Stock Awards.  The Committee may grant stock awards under the 2005 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding stock awards will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units.  The Committee may grant restricted stock units under the 2005 Plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards.  The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and an initial monetary value as determined by the Committee. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: sales, revenue, software revenue, expenses, gross margin, operating margin, operating income, pre-tax profit, earnings before one or more of: stock based compensation expense, interest, taxes, depreciation and or amortization, net operating income, net income, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on assets, economic value added, market share, free cash flow, operating cash flow, return on investment, balance of cash, cash equivalents and marketable securities, number of customers, customer satisfaction, product development and completion of a joint venture or other corporate transaction.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained by a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Company’s common stock. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards.  The 2005 Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the settlement of performance shares or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Committee in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Change in Control.  Unless otherwise defined in a participant’s award or employment agreement, the 2005 Plan provides that a “Change in Control” occurs upon (a) a “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than an employee benefit plan or a corporation owned by the Company’s stock holders in the same proportion as their ownership of Company stock, becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

If a Change in Control occurs, the Committee, in its discretion, may take such actions as it deems appropriate, including the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share and performance unit award held by a participant upon such conditions and to such extent as determined by the Committee.

Termination or Amendment.  The 2005 Plan will continue in effect until its termination by the Committee, provided that all awards shall be granted within 10 years from the 2005 Plan’s effective date. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the plan, change the class of persons eligible to receive incentive stock options or would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, including, but not limited to, Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Stock Awards.  A participant acquiring a stock award generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards.  A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under

“Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Stock Awards”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation/ Stock Units.  A participant generally will recognize no income upon the receipt of deferred stock units. Upon the settlement of the stock units, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of the shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Plan Awards

Although future awards to be granted under the 2005 Plan are yet to be determined, we have made grants of restricted stock and restricted stock units since adoption of the 2005 Plan to our directors, certain new hires and to certain officers and other employees in connection with promotions as well as our achievement of our operating goals for 2005. The awards include an aggregate of 116,127 shares of restricted stock and restricted stock units to certain officers and other employees and an aggregate of 24,000 shares of restricted stock to our Board of Directors.

In August, 2006, pursuant to the 2005 Incentive Plan, our Board of Directors approved a Manugistics integration incentive plan (the “Manugistics Incentive Plan”) to provide an incentive to further our integration of our acquisition of Manugistics Group, Inc. While it was the Board’s original intention to defer the award of restricted stock under the Manugistics Incentive Plan until early 2008 following determination by our Audit Committee of the achievement of our 2007 performance threshold goal, management was notified of their participation in the Manugistics Incentive Plan in October 2006 potentially giving rise to legal participation rights on the part of notice recipients (“Manugistics Plan Participation Notices”). Under our 2005 Plan, there is an annual limit on the total amount of shares subject to awards of 1% of the Company’s outstanding Common Stock as of December 31 of the preceding year (the “Share Limit”). Since the total number of shares subject to awards pursuant to the Manugistics Plan Participation Notices would have exceeded the Share Limit for 2006, we are presently entering into restricted stock unit agreements with our employees that provide (a) that the Manugistics Plan Participation Notices will be replaced by the restricted stock unit agreements, and (b) that the number of shares potentially subject to such awards do not exceed the Share Limit for 2006. As disclosed in our Form 8-K issued March 19, 2007, the Board has also approved contingently issuable restricted stock units to our executive officers on March 13, 2007 that potentially exceed the Share Limit for 2007. As disclosed in our Amendment to Form 8-K issued April 6, 2007, we are presently entering into restricted stock unit agreements with our executive officers that provide (a) for the waiver, termination and forfeiture of any rights under the Manugistics Plan Participation Notices, and (b) that the number of shares potentially subject to such awards do not exceed the Share Limit for 2007. In the event Proposal Two is not approved by our stockholders, we plan to issue any remaining contingently issuable restricted stock units under the Manugistics Incentive Plan in excess of the Share Limit for 2007 early in 2008. If Proposal Two is approved, we will issue the awards promptly following the 2007 Annual Meeting.

PROPOSAL 3

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We used Deloitte & Touche LLP (“Deloitte & Touche”) as our principal independent public accounting firm during the year ended December 31, 2006. The Audit Committee, with the approval of the Board of Directors, has selected Deloitte & Touche as its independent public accountants for fiscal 2007. This appointment is being presented to the stockholders for ratification. Although the Company is not required to obtain stockholder ratification of the appointment of the independent auditors for the Company for the year ending December 31, 2007, the Company has elected to do so in order to provide the stockholders with an opportunity to participate in this decision. In the event that the stockholders do not ratify the appointment of Deloitte & Touche as the independent auditor of the Company, the Board of Directors will consider the retention of other independent auditors.

A representative of Deloitte & Touche is expected to attend the Annual Meeting for the purpose of responding to appropriate questions from shareholders and will be afforded an opportunity to make a statement if the representative desires to do so.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2007.

TRANSACTION OF OTHER BUSINESS

The Board of Directors does not know of or intend to present any matters at the 2007 Annual Meeting of Stockholders other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals may be submitted for inclusion in our 2007 proxy material after the 2007 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 11, 2007 to be considered timely. Proposals must be in writing and sent via registered, certified, or express mail to: Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260. Facsimile or other forms of electronic submissions will not be accepted. For more information regarding stockholder proposals, see “Corporate Governance — Director Nominations, Stockholder Nominations.”

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 was mailed concurrent with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K for the year ended December 31, 2006 is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC on March 16, 2007. Stockholders may obtain additional copies of this report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 14400 North 87th Street, Scottsdale, Arizona 85260.

By Order of the Board of Directors,

Kristen L. Magnuson
Secretary

April 13, 2007

APPENDIX A

FIRST AMENDMENT
TO THE
JDA SOFTWARE GROUP, INC.
2005 PERFORMANCE INCENTIVE PLAN

This First Amendment (this “Amendment”) to the 2005 Performance Incentive Plan, as attached hereto as Exhibit A (the “Plan”), of JDA Software Group, Inc. (the “Company”), is effective as of   day of          , 2007, the date of approval of this Amendment by our stockholders (the “Effective Date”). Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Plan.

RECITALS

Pursuant to the powers vested in the Compensation Committee of our Board of Directors (the “Committee”) in Section 14 of the Plan, the Company wishes to amend the Plan to change the maximum number of awards of common stock of the Company issuable by the Company in any given year from one percent (1%) to two percent (2%) of the Company’s outstanding common stock on December 31 of the preceding year.

The Board duly approved and adopted this Amendment on April 5, 2007.

The Stockholders duly approved and adopted this Amendment on          , 2007

AMENDMENT TO THE PLAN

In consideration of the recitals referenced above, the Company hereby adopts the following amendments to the Plan.

1. Upon the Effective Date, Section 5.4 of the Plan shall be deleted in its entirety and replaced to read as follows:

“5.4 Annual Award Limit.  The number of shares subject to Awards granted in any given year will not exceed two percent (2%) of the total number of shares of Stock outstanding as of the last day of the preceding fiscal year.”

Signature page follows.

IN WITNESS WHEREOF, the undersigned officer of the Company certifies that this Amendment was duly adopted by the Board on April 5, 2007 and approved by the Stockholders on          , 2007. The Company hereby executes this Amendment as of the Effective Date.

JDA SOFTWARE GROUP, INC.

Kristen L. Magnuson, Secretary

EXHIBIT A

JDA SOFTWARE GROUP, INC.

2005 PERFORMANCE INCENTIVE PLAN

See Exhibit 99.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2005.

PROXY
JDA SOFTWARE GROUP, INC.
Proxy for Annual Meeting of Stockholders
Solicited by the Board of Directors
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Hamish N.J. Brewer and Kristen L. Magnuson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in JDA Software Group, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the JDA Software Group, Inc. World Headquarters, Scottsdale, Arizona on Monday, May 14, 2007 at 10:00 a.m. Scottsdale, Arizona time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.
(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
JDA SOFTWARE GROUP, INC.
May 14, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê      Please detach along perforated line and mail in the envelope provided.   ê
   ■            20233000000000000000   7                                                                                                     051407

A vote FOR the following proposals is recommended by the Board of Director: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Director:					2.	Amendment of 2005 Performance Incentive Plan.	☐	☐	☐

		NOMINEE:			3.	Ratify appointment of Independent Public Accountants.	☐	☐	☐
☐	FOR THE NOMINEE	¡	Douglas G. Marlin
		¡	Jock Patton
☐	WITHHOLD AUTHORITY FOR ALL NOMINEE				Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

☐	FOR ALL EXCEPT (See Instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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